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                                                           OMB APPROVAL
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------                                            OMB Number:          3235-0287
FORM 4                                            Expires:      January 31, 2005
------                                            Estimated average burden
                                                  hours per response ....... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940
[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

   Husband,                           David                           A.
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   (Last)                            (First)                       (Middle)

   4717 East Hilton Avenue, Suite 400
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                                     (Street)

   Phoenix,                          Arizona                      85034-6402
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   (City)                            (State)                        (Zip)
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2. Issuer Name AND Ticker or Trading Symbol

   Vodavi Technology, Inc. (VTEK)
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3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4. Statement for Month/Day/Year

   February 25, 2003
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)
   [ ] Director                          [ ] 10% Owner
   [X] Officer (give title below)        [ ] Other (specify below)

   Chief Financial Officer and Secretary
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7. Individual or Joint/Group Filing (Check applicable line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More Than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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                             |             |            |             |                  | 5.       |          |
                             |             |            |             |                  | Amount   |          |
                             |             |            |             |                  | of       |          |
                             |             |            |             |                  | Secur-   |          |
                             |             |            |             |   4.             | ities    |          | 7.
                             |             |            |             |   Securities     | Bene-    | 6.       | Nature
                             |             |            |             |   Acquired (A)   | ficially | Owner-   | of
                             |             |            |             |   or Disposed    | Owned    | ship     | Indirect
                             |             | 2A.        | 3.          |   of (D) (Instr. | Following| Form:    | Bene-
                             |             | Deemed     | Transaction |   3, 4 and 5)    | Reported | Direct   | ficial
                             | 2.          | Execution  | Code        | ---------------- | Trans-   | (D) or   | Owner-
1.                           | Transaction | Date, if   | (Instr. 8)  |       |(A)|      | action(s)| Indirect | ship
Title of Security            | Date (Month/| any (Month/| ----------- | Amount|or |Price | (Instr.  | (I)      | (Instr.
(Instr. 3)                   | Day/Year)   | Day/Year)  | Code  |  V  |       |(D)|      | 3 and 4) | (Instr.4)|  4)
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                   |       |        |        |       |5.       |                 |             |       |9.      |10.   |
                   |       |        |        |       |Number   |                 |             |       |Number  |Owner-|
                   |       |        |        |       |of       |                 |7.           |       |of      |ship  |
                   |2.     |        |        |       |Deriv-   |                 |Title and    |       |Deriv-  |of    |
                   |Conver-|        |        |       |ative    |                 |Amount of    |       |ative   |Deriv-|11.
                   |sion   |        |        |       |Secur-   |                 |Underlying   |       |Secur-  |ative |Nature
                   |of     |        |3A.     |       |ities    |6.               |Securities   |8.     |ities   |Secur-|of
                   |Exer-  |        |Deemed  |4.     |Acquired |Date             |(Instr. 3    |Price  |Bene-   |ity:  |In-
                   |cise   |3.      |Execu-  |Trans- |(A) or   |Exercisable and  |and 4)       |of     |ficially|Direct|direct
                   |Price  |Trans-  |tion    |action |Disposed |Expiration Date  |-------------|Deriv- |Owned   |(D) or|Bene-
1.                 |of     |action  |Date,   |Code   |of(D)    |(Month/Day/Year) |      |Amount|ative  |at End  |In-   |ficial
Title of           |Deriv- |Date    |if any  |(Instr.|(Instr.3,|-----------------|      |or    |Secur- |of      |direct|Owner-
Derivative         |ative  |(Month/ |(Month/ |8)     |4 and 5) |Date    | Expira-|      |Number|ity    |Month   |(I)   |ship
Security           |Secur- |Day/    |Day/    |------ |-------- |Exer-   | tion   |      |of    |(Instr.|(Instr. |(Instr|(Instr.
(Instr. 3)         |ity    |Year)   |Year)   |Code|V |(A) | (D)|cisable | Date   |Title |Shares|5)     |4)      |4)    |4)
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Employee            $1.51   02/25/03           A      25,000    (1)     02/25/13  Common  25,000         25,000     D
Stock Options                                                                     Stock
(Right to Buy)
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Explanation of Responses:

(1) One-fourth of the options vest and become exercisable on each of the first, second, third, and fourth anniversaries of the date of the grant.

/s/ David A. Husband                          February 27, 2003
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**Signature of Reporting Person                      Date
David A. Husband

*      If the form is filed by more than one reporting person, see
       Instruction 4(b)(v).
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.